Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS NET INCOME OF $64 MILLION,

OR $1.36 PER DILUTED SHARE, IN THE SECOND QUARTER 2005

Company Achieves Highest Second Quarter Net Income in a Decade;

Profits More Than Double Same Quarter Last Year

CINCINNATI – Aug. 4, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today reported second quarter 2005 net income of $64 million, or $1.36 per diluted share. The company reported net income of $30 million, or $0.73 per diluted share, in the same period a year ago.

“Our strong financial momentum continues as we achieved the highest net income in a second quarter in at least the last 10 years. In fact, our profits more than doubled those of the same quarter a year ago,” said Fernando Aguirre, chairman and chief executive officer. “We capitalized on the very strong banana pricing trends in Europe and benefited from continuing volume growth in North America and Asia.”

Aguirre continued, “At the end of the second quarter, we successfully completed the acquisition of Fresh Express, which is a key component of our sustainable growth strategy. We are thrilled by the opportunities ahead as we begin to leverage the complementary strengths of our two organizations and expand Chiquita’s reach in value-added produce.” The acquisition of Fresh Express, the market leader in packaged salads in the United States, will increase Chiquita’s annual revenues by about $1 billion.

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales were $1.0 billion, up 20 percent from $848 million in the second quarter 2004. The increase resulted from higher banana pricing and favorable currency exchange rates in Europe, higher volume in both Europe and North America and increased sales of non-banana produce at Atlanta AG, the company’s German fresh produce distributor.

•	Operating income was $75 million, compared to $37 million in the year-ago period. The 2004 quarter included a $9 million before-tax loss from the sale of the Colombian banana division; the after-tax loss from this sale was $4 million.

•	Operating cash flow for the second quarter 2005 was $123 million, which the company used to fund a portion of the purchase price for Fresh Express and to pay the quarterly cash dividend.

•	Total debt at June 30, 2005, was $1.1 billion, including $775 million to fund the acquisition of Fresh Express, and cash was $165 million.

BUSINESS SEGMENT RESULTS

(All comparisons below are to the second quarter 2004, unless otherwise specified.)

New Reporting Segments

Prior to the acquisition of Fresh Express, the company reported two business segments, Bananas and Other Fresh Produce. The Banana segment included the sourcing (production and purchase), transportation, marketing and distribution of bananas. The Other Fresh Produce segment included the sourcing, marketing and distribution of fresh fruits and vegetables other than bananas, and also included Chiquita’s fresh-cut fruit business. Remaining operations, which were reported in “Other,” primarily consisted of processed fruit ingredient products.

As a result of the Fresh Express acquisition, the company determined that it now has the following three reportable segments: Bananas, Fresh Select and Fresh Cut. The company’s Banana segment remains unchanged. The Fresh Select segment includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas. The company’s Fresh Cut segment includes packaged salads and fresh-cut fruit. Remaining operations, reported in “Other,” continue to substantially consist of processed fruit ingredient products.

Bananas

In the company’s Banana segment, net sales rose to $571 million, up $113 million, and operating income was $73 million, compared to $37 million.

Banana segment operating results were favorably affected by:

•	$47 million benefit from improved local European pricing, partially offset by a $1 million decrease from currency, as outlined in Exhibit B;

•	$9 million non-recurring before-tax loss on the sale of the Colombian banana production division in the second quarter 2004; and

•	$3 million in lower legal and other professional fees relating to the U.S. Department of Justice investigation of the company’s former Colombian subsidiary.

These items were offset in part by:

•	$9 million of higher fuel, paper and ship charter costs;

•	$6 million of higher license-related banana import costs in Europe;

•	$3 million of increased costs related to the January flooding in Costa Rica and Panama, including alternative fruit sourcing, logistics and farm rehabilitation costs. Substantially all incremental costs related to the flood were incurred by the end of the second quarter; and

•	$3 million of legal and other costs associated with a competition law matter reported to the European Commission.

For further details on banana volume and pricing, see Exhibits A and B.

Fresh Select

In the company’s Fresh Select segment, net sales were $408 million, up 11 percent versus the second quarter 2004. Operating income in the 2005 second quarter was $4 million compared to $2 million in 2004. The improvement resulted primarily from a restructured melon program in North America and continued operational improvement at Atlanta AG, partly offset by lower results in Chile, primarily due to the impact of poor weather.

Fresh Cut

In the company’s Fresh Cut segment, net sales were $21 million, up $18 million from 2004. Second quarter 2005 results include the company’s Fresh Express unit from the June 28 acquisition date to the end of the second quarter. Substantially all of the 2005 revenue was due to the acquisition of Fresh Express. Operating results were a loss of $3 million in the 2005 second quarter compared to an operating loss of $4 million in 2004.

CONFERENCE CALL

A conference call to discuss second quarter 2005 results will begin at 4:30 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-877-502-9274 in the United States and +913-981-5584 from other locations. An audio replay of the call will also be available until Aug. 11, 2005. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 2726400. An audio webcast of the call will be available at www.chiquita.com until Aug. 18, 2005; after that date, a transcript of the call will be available on the website for 12 months.

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express®, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, quick-service restaurants and foodservice providers.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of changes in the European Union banana import regime as a result of the anticipated conversion to a tariff-only regime in 2006; the company’s ability to successfully integrate the operations of Fresh Express; unusual weather conditions; the customary risks experienced by global companies, such as the impact of product and commodity prices, currency exchange rate fluctuations, government regulations, labor relations, taxes, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited - in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$1,019.4	$848.4	$1,951.3	$1,641.6

Operating expenses
Cost of sales	854.3	719.4	1,605.7	1,399.6
Selling, general and administrative	82.1	78.2	159.8	151.0
Depreciation	11.4	10.7	22.3	21.5
Equity in earnings of investees	(3.0)	(5.7)	(4.8)	(8.1)
Loss on sale of Colombian division (pre-tax)[2]	—	9.3	—	9.3

	944.8	811.9	1,783.0	1,573.3

Operating income	74.6	36.5	168.3	68.3

Interest income	3.4	0.6	5.3	1.4
Interest expense	(7.9)	(9.9)	(15.4)	(20.0)
Other income (expense), net[3]	(2.0)	—	(2.0)	—

Income before taxes	68.1	27.2	156.2	49.7
Income taxes[2]	(4.5)	3.0	(6.0)	0.5

Net income	$63.6	$30.2	$150.2	$50.2

Basic earnings per share	$1.52	$0.74	$3.64	$1.23
Diluted earnings per share	1.36	0.73	3.29	1.18

Shares used to calculate basic earnings per share	41.7	40.8	41.3	40.6
Shares used to calculate diluted earnings per share[4]	46.9	41.3	45.7	42.4

[1]	The company’s Consolidated Income Statement for the quarter and six months ended June 30, 2005, includes the operations of Fresh Express and interest expense on the acquisition financing, from the June 28 acquisition date to the end of the second quarter.
[2]	Income taxes for the quarter and six months ended June 30, 2004, include a benefit of $5.7 million related to the sale of the Colombian division. The after-tax loss on the sale of this division was $3.6 million.

[3]	Other income (expense) includes $3 million of financing fees, primarily related to the write-off of unamortized debt issue costs for the prior credit facility, partially offset by a $1 million gain on the sale of Seneca preferred stock.

[4]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to increased availability of competing fruits and resulting lower prices.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SECOND QUARTER1

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$571.2	$458.7		24.5%
Fresh Select	408.5	368.8		10.8%
Fresh Cut[1]	21.0	3.4		*
Other	18.7	17.5		6.9%

Total net sales	1,019.4	848.4		20.2%

Segment operating income (loss)
Bananas	$72.9	$37.2		96.0%
Fresh Select	4.3	2.4		79.2%
Fresh Cut[1]	(2.9)	(4.0)		27.5%
Other	0.3	0.9		(66.7)%

Total operating income	74.6	36.5		104.4%

Operating margin by segment
Bananas	12.8%	8.1%	4.7 pt	s
Fresh Select	1.1%	0.7%	0.4 pt	s
Fresh Cut[1]	(13.8)%	(117.6)%		*

SG&A as a percent of sales	8.1%	9.2%	1.1 pt	s

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	14.4	14.5		(0.7)%
Trading Markets[3]	1.9	1.2		58.3%
North America	16.0	14.8		8.1%
Asia Pacific (joint venture)	4.9	4.2		16.7%

Total	37.2	34.7		7.2%

Euro average exchange rate, spot (dollars per euro)	$1.26	$1.21		4.1%

Euro average exchange rate, hedged (dollars per euro)	1.24	1.15		7.8%

[1]	The company’s operating statistics for the quarter ended June 30, 2005, include the operations of Fresh Express from the June 28 acquisition date to the end of the second quarter. Substantially all of the change in the Fresh Cut segment was due to the Fresh Express acquisition.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
*	Not comparable

Exhibit A (continued)

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SIX MONTHS1

(Unaudited - in millions, except for percentages and exchange rates)

	Six Months Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2004
	2005	2004
Net sales by segment
Bananas	$1,091.6	$876.5	24.5%
Fresh Select	805.1	729.2	10.4%
Fresh Cut[1]	23.3	4.8		*
Other	31.3	31.1	0.6%

Total net sales	1,951.3	1,641.6	18.9%

Segment operating income (loss)
Bananas	$159.8	$64.9	146.2%
Fresh Select	14.3	9.4	52.1%
Fresh Cut[1]	(5.6)	(7.6)	26.3%
Other	(0.2)	1.6	n/a

Total operating income	168.3	68.3	146.4%

Operating margin by segment
Bananas	14.6%	7.4%	7.2 pt	s
Fresh Select	1.8%	1.3%	0.5 pt	s
Fresh Cut[1]	(24.0)%	(158.3)%		*

SG&A as a percent of sales	8.2%	9.2%	1.0 pt	s

Company banana sales volume (40 lb. boxes)
European Core Markets[2]	29.8	28.7	3.8%
Trading Markets[3]	2.3	2.3	0.0%
North America	30.6	28.4	7.7%
Asia Pacific (joint venture)	8.9	8.0	11.3%

Total	71.6	67.4	6.2%

Euro average exchange rate, spot (dollars per euro)	$1.28	$1.23	4.1%

Euro average exchange rate, hedged (dollars per euro)	1.26	1.16	8.6%

[1]	The company’s operating statistics for the six months ended June 30, 2005, include the operations of Fresh Express from the June 28 acquisition date to the end of the second quarter. Substantially all of the change in the Fresh Cut segment was due to the Fresh Express acquisition.
[2]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[3]	Other European and Mediterranean countries not listed above
*	Not comparable

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2005 vs. 2004

(Unaudited)

	Pricing		Volume
Region	Q2	YTD	Q2	YTD
North America	(1)%	4%	8%	8%

European Core Markets[1]
U.S. Dollar basis[2]	27%	23%
Local Currency	21%	18%	(1)%	4%

Trading Markets[3]
U.S. Dollar basis[2]	(3)%	11%	58%	0%

Asia
U.S. Dollar basis[2]	(11)%	(6)%
Local Currency	(11)%	(7)%	17%	11%

[1]	The 25 member countries of the European Union, Norway, Iceland and Switzerland
[2]	Prices on a U.S. dollar basis do not include the impact of hedging
[3]	Other European and Mediterranean countries not listed above

EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

Q2 2005 vs. Q2 2004

(Unaudited - in millions)

Currency Impact (Euro/Dollar)
Revenue	$13
Local Costs	(2)
Hedging[1]	3
Balance sheet translation[2]	(15)

Net currency impact	(1)

Pricing
European banana prices	47

Net benefit from European currency and pricing	$46

[1]	Hedging costs in the second quarter 2005 were $4 million compared to $7 million in the second quarter 2004.
[2]	Balance sheet translation was a loss of $14 million in the second quarter 2005, based on euro exchange rates of $1.29 at the end of the first quarter 2005 and $1.20 at the end of the second quarter 2005. Balance sheet translation was a gain of $1 million in the second quarter 2004.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - SECOND QUARTER 2005

(Unaudited - in millions)

	Mar. 31, 2005	Additions	Payments, Other Reductions	June 30, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	—	225.0	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	—	125.0	—	125.0
Term Loan C	—	375.0	—	375.0
Revolver	—	—	—	—

Shipping	75.0	50.0	(5.5)	119.5

Other	16.7	—	(4.0)	12.7

Total Debt	$341.7	$775.0	$(9.5)	$1,107.2

DEBT SCHEDULE – YEAR-TO-DATE 2005

(Unaudited - in millions)

	Dec. 31, 2004	Additions	Payments, Other Reductions	June 30, 2005
Parent Company
7 1/2% Senior Notes	$250.0	$—	$—	$250.0
8 7/8% Senior Notes	—	225.0	—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	—	125.0	—	125.0
Term Loan C	—	375.0	—	375.0
Revolver	—	—	—	—

Shipping	82.6	50.0	(13.1)	119.5

Other	16.9	—	(4.2)	12.7

Total Debt	$349.5	$775.0	$(17.3)	$1,107.2